                                                                      EXHIBIT 53

               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY


MENTOR GRAPHICS CORPORATION,             :
an Oregon corporation, and MGZ CORP., a  :
Delaware corporation,                    :
                                         :

                    Plaintiffs,          :

     v.                                  :              C.A. No.16584
                                         :

QUICKTURN DESIGN SYSTEMS, INC., a        :
Delaware corporation, KEITH R. LOBO,     :
GLEN M ANTLE, RICHARD C.                 :
ALBERDING, MICHAEL R. D'AMOUR,           :
YEN-SON (PAUL) HUANG, DR. DAVID K.       :
LAM, WILLIAM A. HASLER, and              :
CHARLES D. KISSNER,                      :
                                         :

                    Defendants.          :
                                         :

HOWARD SHAPIRO,                          :
                                         :

                    Plaintiff,           :

     v.                                  :      C.A. No 16588
                                         :

GLEN M. ANTLE, KEITH R. LOBO,            :
RICHARD C. ALBERDING, MICHAEL R.         :
D'AMOUR, YEN-SON HUANG, DAVID K.         :
LAM, WILLIAM A. HASLER, CHARLES D.       :
KISSNER, and QUICKTURN DESIGN            :
SYSTEMS, INC.,                           :
                                         :

                    Defendants,          :


                                    OPINION


                  Date Submitted:  November 9, 1998
                  Date Decided:    December 3, 1998
                  ---------------------------------

Kevin G. Abrams, Thomas A. Beck, Lisa A. Schmidt, Catherine G. Dearlove, J. Travis Laster, Thad J. Bracegirdle, Leanne J. Reese, and Dominick Gattuso, Esquires, of RICHARDS, LAYTON & FINGER, Wilmington, Delaware; Fredric J. Zepp, Esquire of LATHAM & WATKINS, San Francisco, California; and Marc W. Rappel, Esquire of LATHAM & WATKINS, Los Angeles, California; Attorneys for Plaintiffs Mentor Graphics Corporation and MGZ Corp.

Norman M. Monhait, Esquire, of ROSENTHAL, MONHAIT, GROSS & GODDESS, P.A., Wilmington, Delaware, and Stanley Bernstein, Esquire, of BERNSTEIN LIEBHARD & LIFSHITZ, LLP, New York, New York, for Shareholder Plaintiff in Civil Action No. 16588

Kenneth J. Nachbar, William M. Lafferty, and Donna L. Culver, Esquires, of MORRIS, NICHOLS, ARSHT & TUNNELL, Wilmington, Delaware; and James A. DiBoise and David J. Berger, Esquires, of WILSON, SONSINI, GOODRICH & ROSATI, P.C., Palo Alto, California, Attorneys for Defendants



JACOBS, VICE CHANCELLOR

     In the ever-evolving field of corporate takeover jurisprudence, the defensive mechanism that has mutated more rapidly than others, and has prompted the most widespread debate, is the "poison pill" rights plan. Since making its legal debut in 1985,/1/ the story of the poison pill has been a work-in-progress, with each variation and innovation generating new litigation and occasions for judicial opinion writing. This case involves the pill's most recent incarnation -- a "no hand" poison pill of limited duration and scope./2/ It marks the latest (but by no means the last) chapter of that work-in-progress.

     To put this case into context, in Carmody v. Toll Brothers, Inc. ("Toll
                                       -------------------------        ----
Brothers"),/3/ this Court, in denying a Rule 12(b)(6) motion to dismiss a
--------
complaint attacking a so-called "dead hand" poison pill,/4/ ruled that that form of rights plan was subject to legal challenge under the Delaware General Corporation Law

------------------

     /1/ See Moran v. Household International, Inc., Del. Supr., 500 A.2d
         ------------------------------------------
1346(1985).

     /2/ Some practitioners of the art have described this iteration as a "slow hand" poison pill.

     /3/ Del. Ch., C.A. No. 15983, Jacobs, V.C. (July 24, 1998, revised, July 27, 28, and Aug. 4, 1998).

     /4/ A "dead hand" rights plan permits only the directors in office at the time the rights plan was adopted or their designated successors ("continuing directors") to redeem the rights. Thus, if the continuing directors are ousted from office in a proxy contest waged by a bidder making a hostile tender offer, the bidder's newly-e1ected board nominees could not redeem the rights to permit the bidder from acquiring the stock tendered to it. Only the previous incumbent directors (or their designated successors) could do so. See Toll Brothers, supra
                                                        -----------------  -----
note 1 at 6-7; Jeffrey N. Gordon, "Just Say Never?" Poison Pills, Dead Hand
                                  -----------------------------------------
Pills, and Shareholder Adopted Bylaws: An Essay for Warren Buffet, 19 Cardozo L.
-----------------------------------------------------------------
Rev. 511, 523, 531-32 (1997).

("DGCL") and Delaware corporate fiduciary principles. The Toll Brothers dead
                                                          -------------
hand poison pill plan provided that if there were a change of control of the board of directors, then for the entire lifetime of the pill only the "continuing directors"/5/ would be empowered to redeem the rights to facilitate an acquisition by a hostile bidder.

     The "no hand" poison pill being challenged here is a variation of, and operates in a different manner from, the "dead hand" pill addressed in Toll
                                                                       ----
Brothers. The pill in Toll Brothers created two classes of directors. One would
--------              -------------
have the power to redeem and the other would not. That limitation would last the entire lifetime of the pill. In contrast, the "no hand" pill in this case would create no classes. It would evenhandedly prevent all members of a newly elected
                                                 ---
target board, whose majority is nominated or supported by the hostile bidder, from redeeming the rights to facilitate an acquisition by the bidder. The duration of this "no hand" pill would be for six months after the new directors take office. Those nuanced distinctions and their legal effect, none of which were addressed in Toll Brothers, are what this lawsuit is about.
                  -------------

     The dispute that underlies these actions for declarative and injunctive relief

-------------------

     /5/ See supra note 4.
         --- -----
arises out of an ongoing effort by Mentor Graphics Corporation ("Mentor"), a hostile bidder, to acquire Quickturn Design Systems, Inc. ("Quickturn"), the target company. The plaintiffs are Mentor/6/ and an unaffiliated stockholder of Quickturn; the named defendants are Quickturn and its directors. The plaintiffs challenge the validity, on Delaware fiduciary and statutory grounds, of a "no hand" rights plan of limited duration (the "Delayed Redemption Provision" or "DRP") that the target company board adopted in response to the hostile bidder's tender offer and proxy contest to replace that board as part of the bidder's larger effort to acquire the target company. In response to that hostile bid, the board also amended the company's by-laws to delay the holding of any special stockholders meeting requested by stockholders, for 90 to 100 days after the validity of the request is determined (the "Amendment" or "By-Law Amendment"). The plaintiffs also challenge the legality of that By-Law Amendment.

     This is the Opinion of the Court, after trial on the merits. For the reasons discussed below, the Court determines that the DRP is invalid on fiduciary duty grounds, and that the By-Law Amendment is valid and will be upheld.

--------------------

     /6/ Mentor and MGZ Corp., a wholly owned Mentor subsidiary specially created as a vehicle to acquire Quickturn, are referred to collectively as "Mentor." Unless otherwise indicated, Mentor and Howard Shapiro, the shareholder plaintiff in Civil Action No. 16588, are referred to collectively as "plaintiffs."

                             I. STATEMENT OF FACTS

A. THE PARTIES

     Mentor (the hostile bidder-plaintiff) is an Oregon corporation, headquartered in Wilsonville, Oregon, whose shares are publicly traded on the NASDAQ national market system. Mentor manufactures, markets, and supports electronic design automation ("EDA") software and hardware, and also provides related services, that enable engineers to design, analyze, simulate, model, implement, and verify the components of electronic systems. Mentor markets its products primarily for large firms in the communications, computer, semiconductor, consumer electronics, aerospace, and transportation industries.

     Quickturn (the target company-defendant) is a Delaware corporation, headquartered in San Jose, California. Quickturn has 17,922,518 outstanding shares of common stock/7/ that are publicly traded on the NASDAQ national market system. Quickturn invented, and was the first company to successfully market, logic emulation technology, which is used to verify the design of complex silicon chips and electronics systems. Quickturn is currently the market leader in the emulation business, controlling an estimated 60% of the worldwide emulation

---------------

   /7/ As of July 30, 1998.

market and an even higher percentage of the United States market. Quickturn maintains the largest intellectual property portfolio in the industry, which includes approximately twenty-nine logic emulation patents issued in the United States, and numerous other patents issued in foreign jurisdictions. Quickturn's customers include the world's leading technology companies, among them Intel, IBM, Sun Microsystems, Texas Instruments, Hitachi, Fujitsu, Siemens, and NEC.

     Quickturn's board of directors consists of eight members, all but one of whom are outside, independent directors. All have distinguished careers and significant technological experience./8/ Collectively, the board has more than 30 years of experience in the EDA industry and owns one million shares (about 5%) of Quickturn's common stock.

------------------

   /8/ The Quickturn board includes Messrs. Glen Antle (President and Chairman of Quickturn's board of directors); Michael D'Amour (Quickturn's founding CEO and chairman through 1993, and Executive Vice President for research and development and head of international sales until he left Quickturn management in 1995); Dean William A. Hasler (a former Vice Chairman and partner of KPMG Peat Marwick; a former Dean of the Haas Graduate School of Business at the University of California, Berkeley, a position he held until 1998; and currently a technology and business advisor); Keith Lobo (Quickturn's President and CEO); Charles D. Kissner (currently CEO and Chairman of the Board of Digital Microwave Corporation, a telecommunications company, and a former President, CEO, and director for Aristacom International, Inc.; also a former AT&T executive); Richard Alberding (a management consultant for high technology companies; and who currently serves on the board of directors of several technology companies); Dr. David Lam (former Vice President at Wyse Technology, former President and CEO of Expert Edge, Inc., and currently a technology and business advisor in the semiconductor equipment industry and Chairman of the David Lam Group); Dr. Yen-Son (Paul) Huang (a co-founder and president of PiE, following PiE's merger with Quickturn in 1993, Executive Vice President of Quickturn until June 1997. Since then, Dr. Huang has served Quickturn only as a director).

     Since 1989, Quickturn has historically been a growth company, having experienced increases in earnings and revenues during the past seven years./9/ Those favorable trends were reflected in Quickturn's stock prices, which reached a high of $15.75 during the first quarter of 1998, and generally traded in the $l5.875 to $21.25 range during the year preceding Mentor's hostile bid which commenced in August 1998./10/

     Since the Spring of 1998, Quickturn's earnings, revenue growth, and stock price levels have declined, largely because of the downturn in the semiconductor industry and more specifically in the Asian semiconductor market. Historically, 30%-35% of Quickturn's annual sales (approximately $35 million) had come from Asia,/11/ but in 1998, Quickturn's Asian sales declined dramatically with the downturn of the Asian market./12/ Management has projected that the negative

---------------

     /9/ The following are the revenue (in millions) and growth percentages for Quickturn from 1989-1997: 1989: Revenue ($1.3); 1990: Revenue ($6.6), Growth
(408%); 1991: Revenue ($12.8), Growth (94%); 1992: Revenue ($25.8), Growth
(102%); 1993: Revenue ($54.9), Growth (113%); 1994: Revenue ($65.5), Growth
(19%); 1995: Revenue ($82.4), Growth (26%); 1996: Revenue ($109.6), Growth
(33%); 1997: Revenue ($110.4), Growth (1%). In 1998, revenues are expected to decline (estimated at Revenue ($100) and Growth (-9%)) DX2l6 at 4.

     /10/ DX16 at 9.

     /11/ Trial Tr. at 451-52; DX274D at 8.

     /12/ By the summer of 1998 Quickturn's stock price had declined to $6 per share. On August 11, 1998, the closing price was $8.00. DX216 at 9. It was in this "trough" period that Mentor, which had designs upon Quickturn since the fall of 1997, saw an opportunity to acquire Quickturn for an advantageous price.

impact of the Asian market upon Quickturn's sales should begin reversing itself sometime between the second half of 1998 and early 1999.

B. THE QUICKTURN-MENTOR PATENT LITIGATION

     To understand the economics and the motivation of Mentor's hostile bid for Quickturn, one must appreciate the earlier relationship -- including, importantly, the history of patent litigation -- between Mentor and Quickturn. Since 1996 those two firms have been engaged in patent litigation that has resulted in Mentor being barred from competing in the United States emulation market. Because its products have been adjudicated to infringe upon Quickturn's patents, Mentor currently stands enjoined from selling, manufacturing, or marketing its emulation product in the United States -- an unquestionably significant market for emulation products.

     The origin of the patent controversy was Mentor's sale of its hardware emulation assets, including its patents, to Quickturn in 1992. Later, Mentor re-entered the emulation business when it acquired a French company called Meta Systems ("Meta"), and began to market Meta's products in the United States in December 1995. Quickturn reacted by commencing a proceeding before the International Trade Commission ("ITC") claiming that Meta and Mentor were infringing Quickturn's patents./13/ In August 1996, the ITC issued an order prohibiting Mentor from importing, selling, distributing, advertising, or soliciting in the United States, any products manufactured by Meta. That preliminary order was affirmed by the Federal Circuit Court of Appeals in August 1997./14/ In December 1997, the ITC issued a Permanent Exclusion Order prohibiting Mentor from importing, selling, marketing, advertising, or soliciting in the United States, until at least April 28, 2009, any of the emulation products manufactured by Meta outside the United States./15/

   In an effort to circumvent the effects of the ITC orders, Mentor began

---------------

   /13/ See In the Matter of Certain Hardware Logic Emulation Systems and
        -----------------------------------------------------------------
Components Thereof, Inv. No. 337-TA-383, Notice of Investigation, 61 Fed. Reg.
------------------
9486 (ITC March 8, 1996).

   /14/ See In the Matter of Certain Hardware Logic Emulation Systems and
        -----------------------------------------------------------------
Components Thereof, Inv. No. 337-TA-383, Notice of Commission Decision Not to
------------------
Modify or Vacate an Initial Determination Granting Temporary Relief, And Issuance of a Temporary Limited Exclusion Order and a Temporary Cease and Desist Order, Subject to Posting of Bond By Complainant (ITC Aug. 5, 1996) ("ITC
                                                                      ---
Temporary Orders"), aff'd, Mentor Graphics Corp. v. U.S. Int'l Trade Commission,
----------------           ----------------------------------------------------
No. 97-1106, 1997, U.S. App., LEXIS 21646 (Fed. Cir. Aug. 15, 1997).

     Mentor was also sanctioned more than $400,000 in that proceeding for advancing defenses "based on inaccurate and misleading evidence" thereby "needlessly increasing the cost of litigation" as a result of its continuing practice of "bad faith discovery." In the Matter of Certain Hardware Logic
                                   ---------------------------------------
Emulation Systems, ALJ Order No. 96, Inv. No. 337-TA-383, 1997 ITC LEXIS 288 at
-----------------
*97 (ITC July 31, 1996); DX275G.

    /15/ In the Matter of Certain Hardware Logic Emulation Systems and
         -------------------------------------------------------------
Components Thereof, Inv. No. 337-TA-383, 1997 ITC LEXIS 377, Notice of Issuance
------------------
of a Permanent Limited Exclusion Order and a Permanent Cease and Desist Order (ITC Dec. 3, 1997) ("ITC Permanent Orders").
                     --------------------
manufacturing its emulation products in the United States in 1997. Mentor also filed a declaratory judgment action in Oregon, claiming that its products did not infringe upon Quickturn's patents. Thereafter, the United States District Court in Oregon issued an injunction prohibiting Mentor from selling, marketing, or manufacturing its emulation products in the United States. That injunction was affirmed by the Federal Circuit Court of Appeals,/16/ which on September 28, 1998, denied Mentor's final appeal of the District Court's preliminary injunction./17/

     At present, the only remaining patent litigation is pending in the Oregon Federal District Court, where Quickturn is asserting a patent infringement damage claim that, Quickturn contends, is worth approximately $225 million./18/ Mentor contends that Quickturn's claim is worth only $5.2 million or even less.

---------------

     /16/ Mentor Graphics Corp. v. Quickturn Design Systems, Inc., 999 F.Supp.
          -------------------------------------------------------
1388 (D. Or. 1997), aff'd 150 F.3d 1374 (Fed. Cir. 1998).
                    -----

     /17/ Mentor Graphics Corp. v. Quickturn Design Systems, Inc., No. 97-1564,
          -------------------------------------------------------
1998 U.S. App. LEXIS 26538 (Fed. Cir. Sept. 28, 1998).

     /18/ At trial, Dr. Walden Rhines, Mentor's Chairman, testified that Quickturn's $225 million dollar damage claim did not concern him because Mentor "had received a written offer for settlement of the patent suit from Quickturn for $5.2 million, and then a verbal offer for $3 1/2 million after we initiated the tender offer." Trial Tr. at 155. Dr. Rhines later altered his testimony on this issue, calling the "settlement" offer a "cap on damages." Trial Tr. at 171-72. Whether there was a "settlement" offer or only a "cap on damages" is disputed, but this Court need not resolve that dispute or determine the value of the patent damage claim. All I need decide in this case is whether the Quickturn board reasonably believed that the amount of Quickturn's patent damage claim was sizeable. I find that the board had a reasonable basis for that belief. Whether or not that belief was correct will be for another court to decide.

C. MENTOR'S INTEREST IN ACQUIRING QUICKTURN

     After it became clear that these legal barriers prevented Mentor from competing effectively against Quickturn, Mentor began exploring the possibility of acquiring Quickturn. If Mentor owned Quickturn, it would also own the patents, and be in a position to "unenforce" them by seeking to vacate Quickturn's injunctive orders against Mentor in the patent litigation./19/

     The exploration process began when Mr. Bernd Braune, a Mentor senior executive, retained Arthur Andersen ("Andersen") to advise Mentor how it could successfully compete in the emulation market. The result was a report Andersen issued in October 1997, entitled "PROJECT VELOCITY"/20/ and "Strategic Alternatives Analysis." The Andersen report identified several advantages and benefits Mentor would enjoy if it acquired Quickturn./21/

---------------

     /19/ Mentor assiduously denies that obtaining ownership of the patents, which effectively would enable Mentor to reenter the United States market, was a motivating factor for making its hostile bid. I conclude, however, that was the primary, if not sole, motivation for Mentor's takeover bid, and reject Dr. Rhines's contrary testimony on this subject (Trial Tr. at 52-53) as lacking credibility.

     /20/ Andersen used "Project Velocity" and "Cyclone" as code names for the study and Quickturn, respectively.

     /21/ These included: (i) eliminating the time and expense associated with litigation; (ii) creating synergy from combining two companies with complementary core competencies; (iii) reducing customer confusion over product availability, which in turn would accelerate sales; and (iv) eliminating the threat of a large competitor moving into the emulation market. Mentor has utilized these reasons in public statements in which it attempted to explain why its bid made sense. See PX4 at 19-20, PX6 at Ex.99(a)(q) and PX8 at Ex(a)(13).
                    ---

     The Andersen report also analyzed whether Mentor would create more value by selling Meta or by purchasing Quickturn. Andersen concluded that selling Meta would eliminate (for Mentor) Meta's forecasted 1998 loss of $3.4 million/22/ and would possibly bring $50 million in a sale. Acquiring Quickturn, on the other hand, would enable Mentor to sell its Meta products worldwide; obtain Quickturn's product line, manufacturing facilities, and sales force; and ultimately provide Mentor $610-$640 million of value. Lastly, Andersen concluded that Mentor could pay $300 to $320 million -- about $16.80 to $17.90 per share -- to acquire Quickturn and still create an additional $290~$320 million in synergistic value for Mentor./23/

     Six weeks later, in December 1997, Mentor retained Salomon Smith Barney ("Salomon") to act as its financial advisor in connection with a possible acquisition of Quickturn. Solomon prepared an extensive study which it reviewed

---------------

     /22/ The actual loss, as it turned out, was approximately $17 million DX316; Trial Tr. at 1062-63.

     /23/ At trial, Dr. Rhines claimed that he never saw the Andersen report before his deposition in this action. Trial. Tr. at 126. That claim also lacks credibility. A study of an issue of such prime importance to Mentor would have been shown to the company's Chairman, and it is highly unlikely that the study would have been commissioned by a senior executive without the Chairman's knowledge. Moreover, at his deposition Andersen's representative contradicted Dr. Rhines' version of those events, testifying that he had explained the Andersen report to both Dr. Rhines and Mr. Gregory Hinckley, Mentor's Executive Vice President, CEO and CFO. Cegelski Dep. at 39-40.

with Mentor's senior executives in early 1998. The Solomon study concluded that although a Quickturn acquisition could provide substantial value for Mentor, Mentor could not afford to acquire Quickturn at the then-prevailing market price levels. Ultimately, Mentor decided not to attempt an acquisition of Quickturn during the first half of 1998. After Quickturn's stock price began to decline in May 1998, however, Gregory Hinckley, Mentor's Executive Vice President, told Dr. Rhines that "the market outlook being very weak due to the Asian crisis made it a good opportunity" to try acquiring Quickturn for a cheap price./24/ Mr. Hinckley then assembled Mentor's financial and legal advisors, proxy solicitors, and others, and began a three month process that culminated in Mentor's August 12, 1998 tender offer. During that three month period, Hinckley placed a high premium on secrecy, cautioning the persons involved in preparing the bid not to take any notes and to destroy all relevant documents./25/

D. MENTOR'S REASONS FOR ACQUIRING QUICKTURN

     The foregoing facts, which are not seriously disputed, show that a major purpose of Mentor's hostile bid for Quickturn was (and is) to eliminate the

---------------

     /24/ Trial Tr. at 65.

     /25/ Hinckley Dep. at 19, 36. Because Mentor apparently destroyed all copies of the Solomon study, that document was not available during discovery and only its general substance (as recollected by Mentor's witnesses) could be determined. Hinckley Dep. at 27.

obstacles, caused by Quickturn's enforcement of its patents, to Mentor's reentry into the U.S. market.

     At trial, Dr. Rhines denied that is Mentor's purpose in seeking to acquire Quickturn, but I find that not credible. Dr. Rhines denied giving a presentation to the Mentor board at a July 22, 1998 Mentor special board meeting called for the purpose of approving Mentor's planned offer for Quickturn. He also denied having told the board that acquiring Quickturn was important because it would allow Mentor to sell its products in the United States./26/ At least three other persons who attended the July 22 meeting, however, have contradicted Dr. Rhines' testimony. Jon Shirley and Fontaine Richardson, two of Mentor's outside directors, testified in their depositions that Dr. Rhines was the first person to make a presentation at Mentor's July 22 board meeting, and that Dr. Rhines specifically stated that an acquisition of Quickturn by Mentor would allow Mentor to sell its emulation products in the United States./27/ Daniel Burch, Mentor's proxy solicitor who also attended that meeting, testified to that same effect./28/

---------------

     /26/ Trial Tr. at 45-46.

     /27/ Richardson Dep. at 29-32; Shirley Dep. at 18-19.

     /28/ Burch Dep. at 67-68. Dr. Rhines also testified that the ongoing Mentor-Quickturn patent litigation was not a factor in Mentor's decision not to sell its new Celero product (which arguably infringes upon Quickturn's patents) in the United States, because Mentor has "insufficient production capacity to meet the demand." That testimony is contradicted by several

     Also difficult to believe is Dr. Rhines' testimony that he did not know of the Federal Circuit's August 5, 1998 decision affirming the injunction granted by the Oregon Federal Court before Mentor commenced its hostile offer./29/ At trial, Rhines testified that he closely follows the patent litigation between the two companies./30/ It is inconceivable that, during the time Dr. Rhines was meeting with Mentor's lawyers about making a hostile bid, he was not told about a matter of such importance as the appellate court decision affirming an injunction that prohibited Mentor from further competing against Quickturn in the United States, and that precluded Mentor from further challenging the validity of Quickturn's patents. In short, the Court finds no basis to credit Mentor's contention that its hostile bid is unrelated to the patent litigation.

---------------

internal documents created by Mr. Braune, the head of Mentor's emulation business. Those documents show that Mentor decided in late 1997 not to sell "any
                                                                             ---
emulation products in the United States," including the Celero product, because of the patent litigation. DX 315 (emphasis in original). It is difficult to believe that Dr. Rhines did not review (or was unaware) of memoranda that had been prepared by a very senior executive in charge of Mentor's emulation business.

     /29/ It is difficult to swallow Dr. Rhines's testimony that Mentor is "prepared to move forward without having...a presence in the U.S. market" because Mentor "has been extremely successful outside the U.S." and therefore could survive without such a presence. Trial Tr. at 78. In 1997, Mentor's emulation business lost $14 million on $11 million in revenue, and the forecasted results for 1998 were that Mentor would lose $17 million on revenues of $18 million. DX 316; Trial Tr. at 1062-63. It is hard to understand precisely in what sense Mentor's emulation business -- without a U.S. market presence -- had been "extremely successful."

     /30/ See Trial Tr. at 54-55.
          ---

E.  MENTOR LAUNCHES ITS OFFER AND PROXY CONTEST.

     On August 11, 1998, the evening before Mentor launched its bid, Dr. Rhines scheduled a dinner with Glen Antle, Quickturn's board chairman. After dinner Dr. Rhines informed Mr. Antle that Mentor would be launching a hostile tender offer for the outstanding shares of Quickturn the next morning. Dr. Rhines then handed Mr. Antle a previously prepared letter to that effect. At no time during the three month planning period did Mentor ever attempt to contact Quickturn's management or its board to negotiate a consensual deal./31/

     The next morning, on August 12, 1998, Mentor announced an unsolicited cash tender offer for all outstanding common shares of Quickturn at $12.125 per share -- a price representing an approximate 50% premium over Quickturn's immediate pre-offer price, and a 20% discount from Quickturn's February 1998 stock price levels. Mentor's tender offer, once consummated, would be followed by a second step merger in which Quickturn's nontendering stockholders would receive, in cash, the same $12.125 per share tender offer price. Mentor also

---------------

    /31/ What Dr. Rhines did not disclose to Mr. Antle at that dinner was that Mentor had already prepared two complaints, which Mentor planned to file the next day, naming Mr. Antle and the other Quickturn board members as defendants. Dr. Rhines claims that he did not disclose this because the subject "just didn't come up." Trial Tr. at 73. Dr. Rhines also refused Mr. Antle's requests that Quickturn be given time to consider Mentor's offer and perhaps proceed on a friendly basis, because it was "too late." Trial Tr. at 846.

announced its intent to solicit proxies to replace the board at a special meeting. Relying upon Quickturn's then-applicable by-law provision governing the call of special stockholders meetings, Mentor began soliciting agent designations from Quickturn stockholders to satisfy the by-law's stock ownership requirements to call such a meeting./32/

F. QUICKTURN'S DEFENSIVE RESPONSES

     Under the Williams Act, Quickturn was required to inform its shareholders of its response to Mentor's offer no later than ten business days after the offer was commenced. During that ten day period, the Board met three times -- on August 13, 17, and 21, 1998 -- to consider Mentor's offer and decide what response to make.


                     1. THE AUGUST 13, 1998 BOARD MEETING

     The Quickturn board first met on August 13, 1998, the day after Mentor publicly announced its bid./33/ All board members attended the meeting, for the

---------------

     /32/ The applicable by-law (Article II, (S)2.3) authorized a call of a special stockholders meeting by shareholders holding at least 10% of Quickturn's shares. See p. 30-31, infra, of this Opinion. In their agent solicitation,
                      -----
Mentor informed Quickturn stockholders that Mentor intended to call a special meeting approximately 45 days after it received sufficient agent designations to satisfy the 10% requirement under the original by-law. The solicitation also disclosed Mentor's intent to set the date for the special meeting, and to set the record date and give formal notice of that meeting.

     /33/ DX 24.

purpose of evaluating Mentor's tender offer. The meeting lasted for several hours. Before or during the meeting, each board member received a package that included (i) Mentor's press release announcing the unsolicited offer; (ii) Quickturn's press release announcing its board's review of Mentor's offer;
(iii) Dr. Rhines's August 11 letter to Mr. Antle; (iv) the complaints filed by Mentor against Quickturn and its directors; and (v) copies of Quickturn's then-current Rights Plan and by-laws.

     The board first discussed retaining a team of financial advisors to assist it in evaluating Mentor's offer and the company's strategic alternatives. The board discussed the importance of selecting a qualified investment bank, and considered several investment banking firms. Aside from Hambrecht & Quist ("H&Q"), Quickturn's long-time investment banker, other firms that the board considered included Goldman Sachs & Co. and Morgan Stanley Dean Witter. Ultimately, the board selected H&Q, because the board believed that H&Q had the most experience with the EDA industry in general and with Quickturn in particular./34/

     During the balance of the meeting, the board discussed for approximately

---------------

     /34/ Apparently the board had already decided to retain Quickturn's outside counsel, Wilson, Sonsini, Goodrich & Rosati, as its legal advisors. Larry Sonsini, Esquire a senior partner of that firm, is shown on the minutes of all three board meetings as "Secretary of the Meeting," and appears to have authored those minutes in that capacity. DX24, DX26, DX16.

one to two hours (a) the status, terms, and conditions of Mentor's offer; (b) the status of Quickturn's patent litigation with Mentor; (c) the applicable rules and regulations that would govern the board's response to the offer required by the Securities Exchange Act of 1934 (the "34 Act"); (d) the board's fiduciary duties to Quickturn and its shareholders in a tender offer context;
(e) the scope of defensive measures available to the Company if the board decided that the offer was not in the best interests of the company or its stockholders; (f) Quickturn's then-current Rights Plan and special stockholder meeting by-law provisions; (g) the need for a federal antitrust filing; and (h) the potential effect of Mentor's offer on Quickturn's employees. The board also instructed management and H&Q to prepare analyses to assist the directors in evaluating Mentor's offer, and scheduled two board meetings, for August 17 and August 21, 1998.

                      2. THE AUGUST 17, 1998 BOARD MEETING

     The Board next met on August 17, 1998. That meeting centered around financial presentations by management and by H&Q. Mr. Keith Lobo, Quickturn's President and CEO, presented a Medium Term Strategic Plan, which was a "top down" estimate detailing the economic outlook and the company's future sales, income prospects and future plans (the "Medium Term Plan"). The Medium Term Plan contained an optimistic (30%) revenue growth projection for the period l998-2000. After management made its presentation, H&Q supplied its valuation of Quickturn, which relied upon a "base case" that assumed management's 30% revenue growth projection. On that basis, H&Q presented various "standalone" valuations based on various techniques, including a discounted cash flow ("DCF") analysis. Finally, the directors discussed possible defensive measures, but took no action at that time./35/

     Mentor assiduously challenges management's projections and the valuations of Quickturn that flow from them. Mentor claims that the projections had no basis in reality or historical experience, and in essence were cobbled together to justify the board's anticipated rejection of, and defensive responses to, Mentor's offer./36/ The defendants answer that the board carefully questioned management about their projections, and that the directors had a good faith basis

---------------

     /35/ DX 26.

     /36/ Mentor points out that (i) none of the Quickturn directors expressed any concern at the August 17 meeting about whether management could meet the 30% expectation (See Antle Dep. at 97; Lobo Dep. at 138) and that (ii) during each
             ---
of the last two quarters, the Quickturn board had received presentations at board meetings showing that the company had fallen woefully short of the revenue and EBIT projections in management's detailed "bottom up" operating plans. See
                                                                           ---
Trial Tr. at 971-72; PXl00 at 8; Lobo Dep. at 67-68. Mentor argues that, given this history, the board members' failure to inquire into the Medium Term Plan make them "the quintessential example of a 'torpid if not supine' board..." Plaintiffs' Opening Post Trial Brief at 7. Mentor also attacks the Medium Term Plan arguing that a $100 million 1998 revenue estimate was a clear acknowledgment that Quickturn would fall short by $50 million in the revenues projected in their 1998 plan. PX39; Trial Tr. at 594-95.

to conclude that those projections were achievable. The issue, however, is not whether the projections were substantively right or wrong, but whether the board had a basis to believe they were reasonable. Having considered the evidence, including the testimony of Quickturn's trial witnesses which I find credible, I am satisfied that the board had grounds to anticipate that the company could "turn around" in a year and perform at the projected revenue levels.

                      3. THE AUGUST 21, 1998 BOARD MEETING

     The board held its third and final meeting in response to Mentor's offer on August 21, 1998. Again the directors received extensive materials and a further detailed analysis performed by H&Q. The focal point of that analysis was a chart entitled "Summary of Implied Valuation." That chart compared Mentor's tender offer price to the Quickturn valuation ranges generated by H&Q's application of five different methodologies./37/ The chart showed that Quickturn's value under all but one of those methodologies was higher than Mentor's $12.125 tender offer price.

---------------

     /37/ DX16; DX11 at 38. The five methodologies and the respective price ranges were: Historical Trading Range ($6.13-$21.63); Comparable Public Companies ($2.55-$15.61); Comparable M&A Transactions ($6.00-$31.36); Comparable Premiums Paid ($9.54-$l0.72); and Discounted Cash Flow Analysis ($11.88- $57.87).

               a. THE BOARD REJECTS MENTOR'S OFFER AS INADEQUATE

     After hearing the presentations, the Quickturn board concluded that Mentor's offer was inadequate, and decided to recommend that Quickturn shareholders reject Mentor's offer. The directors based their decision upon; (a) H&Q's report;/38/ (b) the fact that Quickturn was experiencing a temporary trough in its business, which was reflected in its stock price; (c) the company's leadership in technology and patents and resulting market share; (d) the likely growth in Quickturn's markets (most notably, the Asian market) and the strength of Quickturn's new products (specifically, its Mercury product);
(e) the potential value of the patent litigation with Mentor; and (f) the problems for Quickturn's customers, employees, and technology if the two companies were combined as the result of a hostile takeover.

               b. THE DEFENSIVE MEASURES

     At the August 21 board meeting, the Quickturn board adopted two defensive measures in response to Mentor's hostile takeover bid.

     First, the board amended Article II, (S)2.3 of Quickturn's by-laws, which
     -----
permitted stockholders holding 10% or more of Quickturn's stock to call a special

---------------

     /38/ Mentor argues that because their $12.125 per share offering price is within or above all five ranges generated by H&Q, the Quickturn board's failure to challenge the conclusions reached in H&Q's opinion was "indefensible."

stockholders meeting. The By-Law Amendment provides that if any such special meeting is requested by shareholders, the corporation (Quickturn) would fix the record date for, and determine the time and place of, that special meeting, which must take place not less than 90 days nor more than 100 days after the receipt and determination of the validity of the shareholders' request./39/

     Second, the board amended Quickturn's shareholder rights plan ("Rights
     ------
Plan") by eliminating its "dead hand" feature and replacing it with the Deferred Redemption Plan ("DRP"), under which no newly elected board could redeem the Rights Plan for six months after taking office, if the purpose or effect of the redemption would be to facilitate a transaction with an "Interested Person" (one who proposed, nominated or financially supported the election of the new directors to the board)./40/ Mentor would be an Interested Person.

---------------

     /39/ The full text of the By-Law Amendment is set forth on pages 30-31, infra, of this Opinion.
-----

     /40/ The amended Rights Plan pertinently provides that: "[I]n the event that a majority of the Board of Directors of the Company is elected by stockholder action at an annual or special meeting of stockholders, then until the 180th day following the effectiveness of such election (including any postponement or adjournment thereof), the Rights shall not be redeemed if such redemption is reasonably likely to have the purpose or effect of facilitating a Transaction with an Interested Person."

     An "Interested Person" is defined under the amended Rights Plan as "any Person who (i) is or will become an Acquiring Person if such Transaction were to be consummated or an Affiliate or Associate of such a Person, and (ii) is, or directly or indirectly proposed, nominated or financially supported, a director of [Quickturn] in office at the time of consideration of such Transaction who was elected at an annual or special meeting of stockholders."

     The effect of the By-Law Amendment would be to delay a shareholder-called special meeting for at least three months. The effect of the DRP would be to delay the ability of a newly-elected, Mentor-nominated board to redeem the poison pill for six months, in any transaction with an Interested Person./41/ Thus, the combined effect of the two defensive measures would be to delay any acquisition of Quickturn by Mentor for at least nine months.

G. THE BOARD'S REASONS FOR ADOPTING THE DEFENSIVE MEASURES

     Because of their importance, the board's reasons for adopting the two defensive measures were the subject of substantial deposition and trial testimony. That testimony, together with the other evidence that bears on those issues, is next discussed.

                            1. THE BY-LAW AMENDMENT

     The evidence, fairly summarized, shows that the board amended Article II,
(S)2.3 of the by-laws to delay the holding of a shareholder-called special meeting, in order to protect the shareholders from stampeding into a decision without adequate time to become informed and for reflection. The 90 to 100 day period was chosen because it corresponded to the delay period mandated by Quickturn's

---------------

      /41/ See supra note 40.
               -----
preexisting "advance notice" by-law (Article II, (S)2.5). The advance notice by-law requires shareholders who seek (inter alia) to nominate opposition
                                    ----- ----
candidates for election to the board of directors, to give advance notice of their intent and furnish certain prescribed information about the opposition candidates, at least 90 to 100 days before the scheduled date of the annual or special meeting. The 90 to 100 day delay period of the By-Law Amendment was also chosen to eliminate any argument that the advance notice by-law did not apply to special meetings called by shareholders pursuant to Article II, (S)2.3./42/

                  2. THE BOARD'S REASONS FOR ADOPTING THE DRP

     As earlier noted, by adopting the DRP, the Quickturn board built into the process a six month delay period in addition to the 90 to 100 day delay mandated by the By-Law Amendment. The DRP would accomplish that by prohibiting any newly elected board, a majority of whose members were nominated by the proposed acquiror, from redeeming the poison pill for six months following their election, if the redemption would facilitate a transaction with an "Interested

---------------

     /42/ The advance notice by-law is set forth infra at note 65. The basis for
                                                 -----
the argument that the advance notice bylaw would not apply to special meetings called under Article II, (S)2.3 is discussed infra at p. 41. See also Trial
                                             -----           --------
Tr. at 391; Hasler Dep. at 15-16; Trial Tr. at 809; D'Amour Dep. at 46-49; Antle Dep. at 123-24; Kissner Dep. at 129. The remaining board members' testimony on this issue reflects the same rationale. See Trial Tr. at 856-57 (Antle);
                                        ---
Alberding Dep. at 67-69; Lam Dep. at 99-100; Lobo Dep. at 167-68.

Person" (i.e., the acquiror).
         ----

     The board's reasons for adopting the DRP are hotly disputed and the briefs on this point are at times confusing. The Court's analysis of, and the conclusion it draws from, that evidence, is set forth in Part IV of this Opinion and will not be repeated here. Suffice it to say that the Court finds that the board's stated rationale for adopting the DRP was to afford any newly elected
                                                            ---
board sufficient time to adequately inform itself about Quickturn, its business, and its true value, and also to allow stockholders sufficient time to consider alternatives, before the board decided to sell the company to any acquiror./43/
                                                              ---

H.   THIS LITIGATION AND THE PRESENT
     STATUS OF THE CONTROVERSY

     Mentor filed this action on August 12, 1998, seeking (i) a declaratory judgment that Quickturn's newly adopted takeover defenses are invalid, and (ii) an injunction requiring the Quickturn board to dismantle those defenses. After expedited discovery, the defendants moved for summary judgment. Following extensive briefing and oral argument, the Court denied defendants' motion on


---------------

     /43/ See DX16 at 9; Has1er Dep. at 28-30; D'Amour Dep. at 17; Antle Dep.
          ---
at 134; Kissner Dep. at 211, 213; Alberding Dep. at 77.

October 9, l998./44/ A trial was held on October 19, 20, 23, 26, and 28, 1998, during which the parties amassed a voluminous record; thereafter, the parties submitted extensive post trial briefs on an expedited schedule.

     During the course of the litigation, the Quickturn board, relying upon the By-Law Amendment, noticed the special meeting requested by Mentor from January 8, 1999 -- 71 days after the October 1, 1998 meeting date originally noticed by Mentor./45/ After the trial, Mentor announced in Amendments to its Schedule 14A-l that were filed with the S.E.C., that it had received tenders of Quickturn shares which, together with the shares that Mentor already owned, represent over 51% of Quickturn's outstanding stock./46/

                              II. THE CONTENTIONS
                                  ---------------

     The plaintiffs claim that the By-Law Amendment and the DRP should be invalidated on four separate grounds./47/ Because the parties' contentions are

---------------

     /44/ Mentor Graphics Corp. v. Quickturn Design Systems, et. al., Del. Ch.,
          ----------------------------------------------------------
C.A. No. 16584, Jacobs, V.C. (Oct. 9, 1998).

     /45/ Mentor later renoticed the special meeting date to November 24, 1998, anticipating that the Court would issue its decision before that time. After the Court informed the parties that it would be unable to issue a decision by November 24, Mentor agreed that its meeting would be convened and then immediately adjourned to a later date.

     /46/ Amendment Nos. 19 and 23 to Mentor's Schedule 14D-1; see infra note
                                                                   -----
95 and accompanying text.

     /47/ The plaintiffs have all but abandoned their claim based on Schnell v.
                                                                     ----------
Chris-Craft Indus., Inc., Del. Supr., 285 A.2d 437 (1971) that they raised
------------------------
during the summary judgment
elaborated more fully in those sections of this Opinion that relate specifically to each defensive provision, (see Parts III and IV, infra), those contentions
                                                    -----
are summarized only briefly at this point.

     First, the plaintiffs contend that the defensive measures are invalid under
     -----
Blasius Indus., Inc. v. Atlas Corp., ("Blasius"),/48/ because they constitute a
-----------------------------------    -------
purposeful interference with the stockholder franchise without a compelling justification. Specifically, plaintiffs argue that the By-Law Amendment impermissibly impedes the stockholder franchise by imposing (i) a 90-100 day delay between the date of Mentor's call of a special stockholders meeting and the date of that meeting, and (ii) a 71 day delay between the meeting date noticed by Mentor and the meeting date noticed by Quickturn. That delay is claimed to infringe upon the stockholders' franchise because (i) it creates a structure in which a stockholder vote is either impotent or self-defeating, and
(ii) it coerces Quickturn stockholders to not vote, or to abstain from voting, or to vote for the

---------------

phase. See Plaintiffs' Brief in Opposition to Defendants' Motion for Summary
       ---
Judgment at 85. The argument was reduced to a footnote in their opening post trial brief. Plaintiffs' Post Trial Opening Brief at 37 n 18. "The foregoing
                                                        -
evidence also confirms that the Quickturn directors improperly have manipulated the corporate machinery for the inequitable purpose of entrenchment." Plaintiffs have also not raised or supported another argument previously advanced in their summary judgment briefs, namely, that the Quickturn boards' attempt to exempt Mentor's offer from 8 Del C. (S)203 is improper and should be reviewed under
                      ------
Unocal.
------

     /48/ Del. Ch., 564 A.2d 651, 661(1988).

incumbent board who are the only directors with full power to redeem the pill after a successful proxy contest. Lastly, plaintiffs argue that the Quickturn board has not shown a compelling justification for either defensive measure.

     Second, the plaintiffs claim that the board's adoption of the defensive
     ------
measures constituted a breach of fiduciary duty under the dual-pronged test of Unocal Corp. v. Mesa Petroleum Co. ("Unocal"),/49/ as elaborated in Unitrin Inc.
----------------------------------   ------                         ------------
v. American Gen. Corp. ("Unitrin")./50/ The plaintiffs contend that the
----------------------   -------
Quickturn board did not have reasonable grounds to conclude that Mentor's bid was a threat to corporate policy and effectiveness.

     The plaintiffs also argue that the board's defensive responses (the By-Law Amendment and the DRP) were preclusive, coercive, and fell outside a "range of reasonableness." The defensive measures are said to be coercive for the same reasons that they are violative of Blasius. The defensive measures are also
                                   -------
claimed to be preclusive because the DRP will prevent a newly elected board consisting of Mentor's nominees from immediately consummating Mentor's offer, and because the combined defensive measures will create a lengthy delay period that virtually assures that Mentor's offer will be withdrawn before the

---------------

     /49/ Del. Supr., 493 A.2d 946, 955 (1985).

     /50/ Del. Supr., 651 A.2d 1361, 1388 (1995).

nonredemption period expires. Finally, the plaintiffs contend that the defensive measures fall outside a range of reasonableness because they are unresponsive to the threat perceived by the Quickturn board and because they have no relationship to the board's purported justifications for adopting the two defensive measures.

     Third, the plaintiffs claim that the Quickturn board breached its duty of
     -----
care under Cede & Co. v. Technicolor, Inc./51/ and Smith v. Van Gorkom./52/
           -------------------------------         --------------------
Specifically, they contend that (i) the board erroneously relied on a flawed H&Q report in concluding there was a threat; (ii) the Quickturn board and its advisors did not understand the DRP they had adopted, yet proceeded to implement the DRP and the By-Law Amendment without regard to their impact on Quickturn's shareholders upon Mentor's offer and proxy contest; and (iii) the Quickturn board did not receive competent legal advice concerning the effect of the defensive measures.

     Fourth, the plaintiffs contend that the DRP is ultra vires under 8 Del. C.
     ------                                         -----------         -------
(S)141(a), and is therefore invalid as a matter of law.

     To promote clarity, the Court first addresses, in Part III, the claims of invalidity relating to the By-Law Amendment. Thereafter, in Part IV, it

---------------

     /51/ Del. Supr., 634 A.2d 345, 367 (1993).

     /52/ Del. Supr., 488 A.2d 858, 872-73 (1985).

adjudicates the invalidity claims advanced against the DRP. The Court's disposition of those claims makes it unnecessary to address the plaintiffs' due care/53/ and ultra vires contentions.
             ----- -----

                    III. ANALYSIS OF THE BY-LAW AMENDMENT
                         --------------------------------

A. INTRODUCTION AND THE ISSUE PRESENTED

     As earlier noted, at the time Mentor commenced its tender offer and proxy contest, Quickturn's by-laws authorized shareholders holding at least 10% of Quickturn's voting stock to call a special meeting of stockholders. The then-applicable by-law, Article II, (S)243, read thusly:

     A special meeting of the stockholders may be called at any time by (i) the board of directors, (ii) the chairman of the board, (iii) the president,
     (iv) the chief executive officer or (v) one or more shareholders holding shares in the aggregate entitled to cast not less than ten percent (10%) of the votes at that meeting.

     At the August 21, 1998 board meeting, the board amended (S)2.3 in response to the Mentor bid, to read as follows:/54/

     A special meeting of the stockholders may be called at any time by (i) the board of directors, (ii) the chairman of the board, (iii) the

---------------

     /53/ Because the DRP is invalidated on fiduciary grounds (See infra, Part
                                                               --- -----
IV) it becomes unnecessary to address any alternative claim of invalidity. Because the By-Law Amendment is upheld, the due care claim is addressed, but not as a separate legal argument, since the Court finds as fact that in adopting the By-Law Amendment the board was properly informed.

     /54/ The amended portion is shown in italics.

     president, (iv) the chief executive officer, or (v) subject to the procedures set forth in this Section 2.3, one or more stockholders holding shares in the aggregate entitled to cast not less than ten percent (10%) of the votes at that meeting.

     Upon request in writing sent by registered mail to the president or chief executive officer by any stockholder or stockholders entitled to call a special meeting of stockholders pursuant to this Section 2.3, the board of directors shall determine a place and time for such meeting, which time shall be not less than ninety (90) nor more than one hundred (100) days after the receipt and determination of the validity of such request, and a record date for the determination of stockholders entitled to vote at such meeting in the manner set forth in Section 2.12 hereof. Following such receipt and determination, it shall be the duty of the secretary to cause notice to be given to the stockholders entitled to vote at such meeting, in the manner set forth in Section 2.4 hereof, that a meeting will be held at the time and place so determined.

     As the Court has found, the board amended the By-Law because (i) the original (S)2.3 was incomplete: it did not explicitly state who would be responsible for determining the time, place, and record date for the meeting; and (ii) the original by-law language arguably would have allowed a hostile bidder holding the requisite percentage of shares to call a special stockholders meeting on minimal notice and stampede the shareholders into making a decision without time to become adequately informed.

     The By-Law Amendment responded to those concerns by explicitly making the board responsible for fixing the time, place, record date, and notice of the special meeting; and by mandating a 90 to 100 day period of delay for holding the meeting after the validity of the shareholder's meeting request is determined. That specific delay period was chosen to make (S)2.3 parallel to, and congruent with, Quickturn's "advance notice" bylaw, which contained a similar 90 to 100 day minimum advance notice period./55/

     The plaintiffs attack the By-Law Amendment on two separate fiduciary duty grounds. First, they argue that the Amendment purposefully interferes with the shareholders' voting franchise without compelling justification, and therefore is invalid under Blasius because the 90 to 100 day delay, when added to the 6
                 -------
month nonredemption period imposed by the DRP, ensures to a near certainty that Mentor will lose the election contest. The reason, plaintiffs claim, is that shareholders who would otherwise favor Mentor's slate will be coerced either to vote against Mentor or to abstain from voting altogether.

     Second, the plaintiffs claim that the Amendment contravenes the fiduciary precepts underlying Unocal and Unitrin, because it is a highly disproportionate
                    ------     -------
response to any reasonably perceived threat posed by Mentor's offer. Specifically, the plaintiffs contend that the Amendment, coupled with the DRP,
(a) is coercive

---------------

     /55/ See PX42 at (S)2.5.
          ---
for the same reasons that render it invalid under Blasius; and (b) is preclusive
                                                  -------
because even if Mentor's nominees win the election contest, the new board's inability to redeem the poison pill for six months creates an unacceptably high risk that the offer will be withdrawn before the tendered shares can lawfully be purchased. Finally, plaintiffs argue that (c) in any event, and independent of the DRP, the By-Law Amendment falls outside the range of potentially reasonable responses, because the 90 to 100 day delay far exceeds whatever time would be needed to achieve the Amendment's purpose of affording shareholders the opportunity to make an informed decision about which director slate to vote for.

     I conclude, for the reasons next discussed, that these challenges to the By-Law Amendment lack merit. All but one of them assume the validity of the DRP. To say it differently, both the Blasius claim and the "coerciveness" and
                                -------
"preclusivity" components of the Unocal/Unitrin claim challenge the By-Law
                                 --------------
Amendment as part of a combined package consisting of the Amendment and the DRP. Those arguments do not challenge the validity of the By-Law Amendment per se and
                                                                      --- --
on a "standalone" basis. Because the Court determines that the DRP is invalid on fiduciary duty grounds (see Part IV, infra, of this Opinion), and because both
                                     -----
sides agree that Quickturn's shareholders will be informed of the Court's ruling as to the DRP in advance of the shareholder meeting, any concerns about the DRP's impact upon the election contest and the Mentor offer will become moot./56/

     Accordingly, the only By-Law Amendment-related issue that the Court must decide is whether the Amendment, standing alone, falls outside any range of potentially reasonable responses to that threat and therefore constitutes a disproportionate response to the threat posed by the Mentor offer and proxy contest.

     In deciding whether the By-Law Amendment falls within a range of reasonable responses, the guiding principle is reasonableness, not perfection. So long as a reviewing Court finds that the defensive measure (assuming it is neither coercive nor preclusive) was objectively reasonable when adopted, the measure must be upheld even if hindsight later reveals other choices that arguably were better or wiser./57/

---------------

     /56/ Had the DRP been upheld, then the Court would have scrutinized the By-Law Amendment together with the DRP as a collective unitary response to the perceived threat. Unitrin, supra, 651 A.2d at 1387. Because the Court has found
                  -------  -----
the DRP invalid on grounds that are unrelated to the By-Law, it reviews the By-Law Amendment defense without regard to the DRP.

     /57/ As our Supreme Court held in Unitrin, 651 A.2d at 1385-1386 (quoting
                                       -------
Paramount Communications, Inc. v. QVC Network Inc., Del. Supr., 637 A.2d
--------------------------------------------------
34, 45-46(1994)):

          [A] court applying enhanced scrutiny should be deciding whether the directors made a reasonable decision, not a perfect decision. If a board selected one of several reasonable alternatives, a court should not second guess that choice even though it might have decided otherwise or subsequent events may have cast doubt on the board's determination. Thus, courts will not substitute their

Although a determination of this kind is fact specific and not constrained by any prescribed formula, among the factors the Court must consider is whether the challenged defensive response "is a statutorily authorized form of business decision that a board of directors may routinely make in a non-takeover context,"/58/ and whether the response "was limited and corresponded in degree or magnitude to the degree or magnitude of the threat."/59/


B. THE REASONABLENESS OF THE AMENDED
   BY-LAW'S 90 TO 100 DAY DELAY PERIOD

           Whether the Amendment is a response proportionate to the threat necessarily depends upon the nature of the threat the board reasonably perceived. The threat here resulted from the incompleteness of the original
Article II, (S)2.3 of the By-Laws, which permitted stockholders having the requisite number of voting shares to call a special stockholders meeting "at any time," yet failed to specify who would determine the time, place, and record date for the meeting. The

---------------
          business judgment for that of the directors, but will determine if the directors' decision was, on balance, within a range of reason-ableness.

(Emphasis in original, citations omitted).

     /58/ Unitrin, 651 A.2d at 1389; Unocal, 493 A.2d at 958; Cheff v. Mathes,
          -------                    ------                   ---------------
Del. Supr., 199 A.2d 548,554 (1964).

     /59/ Unitrin, 651 A.2d at 1389.
          -------
perceived threat was that a hostile bidder seeking to replace the board would rely upon that lacuna in (S)2.3 to call a special meeting on minimal notice, and thereby force Quickturn's shareholders to decide which director slate should be elected without adequate time to become properly informed.

     The By-Law Amendment was a response to that threat. The specific feature of that response which the plaintiffs contend is pernicious, is its mandated 90 to 100 day delay period between the shareholders' request for, and the holding of, a stockholder-initiated special meeting./60/ That feature is disproportionate, plaintiffs argue, because a delay of that magnitude cannot be justified in terms of the By-

---------------

     /60/ Plaintiffs characterize the 90 to 100 day period as a "minimum" delay because the delay period does not begin to run until "the receipt and determination of the validity of such...request [to call a special meeting]." (Emphasis added). Because the Amendment does not identify the process by which the validity of a shareholder-initiated request for a special meeting would be determined, the amended By-Law is facially unclear as to when the 90 to 100 day period would begin to run. If construed by the board to include litigation, the validity-determination process could be highly protracted and potentially delay the holding of the meeting for an indeterminable period.

     Because of that uncertainty, the plaintiffs attack the By-Law on the additional ground that its indefiniteness permits an abuse that would effectively enable an incumbent board to delay a proxy contest for board control indefinitely and thereby perpetuate itself in office. Although I agree that the criticized language is vague and that if interpreted in that manner could lend itself to abuse, on this record that imperfection cannot serve as a basis to invalidate the By-Law Amendment, because there is no evidence that the board has interpreted the "determination of the validity" language in an abusive or self-perpetuating manner. What the board did do was have Corporation Trust Company count the votes tendered by Mentor on September 28, 1998. Shortly thereafter, Corporation Trust verified that Mentor had the necessary votes to call a special stockholders meeting, and on October 1, the board noticed the special meeting for January 8, 1999--71 days after the special meeting date originally noticed by Mentor. On this record, I cannot conclude that the Board acted improperly in its implementation of the amended By-Law.

Law's stated purpose: to afford shareholders sufficient time to make an informed decision. Plaintiffs emphasize that most proxy contests conclude within 30 to 35 days, and that shareholders -- particularly the sophisticated insider and institutional investors who hold significant amounts of Quickturn's stock -- do not need thrice that much time to inform themselves about the relative merits of competing director slates. Plaintiffs conclude that because the board has failed to show how the 90 to 100 day delay period was tailored to achieve the Amendment's avowed purpose, and also because this case does not involve the limited circumstances our courts have held could justify a board-caused delay of a stockholders meeting,/61/ the By-Law Amendment is unreasonable and must be stricken.

     The plaintiffs do not dispute that the period intervening between the call and the holding of a stockholders meeting to elect directors should be long enough to

-------------------
     /61/ Plaintiffs argue that our courts have validated a board-induced delay of a shareholder vote in two circumstances: a sudden, unexpected, and radical change in the proxy contest environment shortly before a scheduled shareholders meeting (citing Kidsco v. Dinsmore, Del. Ch., 674 A.2d 483 (1995), aff'd Del.
                ------------------                                 -----
Supr., 670 A.2d 1338 (1995)); or an articulated need for time for the target board to develop strategic alternatives to a hostile offer (citing Kidsco,
                                                                   ------
supra; Stahl v. Apple Bancorp, Inc., 579 A.2d 1115 (1990); H.F.Ahmanson & Co.
-----  ----------------------------                        ------------------
v. Great Western Financial Corp., Del. Ch., C.A. Nos. 15549, 15555, 15556,
--------------------------------
15557, 15560, Jacobs, V.C. (June 3, 1997); and Golden Cycle, Inc. v. Allan, Del.
                                               ---------------------------
Ch., C.A. No. 16301, Lamb, V.C. (May 20, 1998)). Plaintiffs further point out that there has been no significant change in the proxy contest environment, and that Quickturn is not attempting to arrange any alternative value-maximizing transaction.

give the shareholders a reasonable opportunity to inform themselves about the issues presented, particularly where the election is contested. Nor do the plaintiffs dispute that the Quickturn board had the statutory authority to adopt a by-law (or amend a pre-existing by-law) to mandate such a reasonable interval. Thus, the issue becomes whether the 90 to 100 day delay interval chosen by the Quickturn board is reasonable in relation to that purpose.

     The plaintiffs contend that it is not, because (to reiterate) most proxy contests are completed within 35 days, and the sophisticated insider and institutional investors who hold a large percentage of Quickturn's stock do not need a period three times that long to become informed. But even if that is true, surely that cannot be the exclusive measure or determinant of what delay is reasonable in this context. Some proxy contests may require more than 35 days to conclude; moreover, not all shareholders are insiders, institutions, or arbitrageurs. Some proxy contests may, because of their internal dynamics, be more protracted than others, and some shareholders may need more time than others to become informed and to reflect upon the information provided to them. A corporate board is entitled to consider such distinctions among shareholders when fashioning an appropriate defensive response./62/

     Even plaintiffs concede that a board could reasonably adopt a by-law mandating a 35 day interval between the call and the holding of a special meeting, but from this it does not follow that a board acts unreasonably if it chooses a longer period. A decision of that kind is necessarily and inherently judgmental. It requires a reasoned, good faith effort by the board to select a delay period that will remedy the information problem without improperly deterring a dissenting shareholder from exercising its right to wage a proxy contest. In my view, the 90 to 100 day interval chosen by the Quickturn board, although it arguably may approach the outer limit of reasonableness,/63/ struck a proper balance in this specific case.

     Before choosing the 90 to 100 day period, the board considered several alternatives, which included (i) repealing altogether the original by-law that entitled shareholders to call a special meeting, (ii) leaving that by-law unchanged, and (iii) amending the by-law to provide for a longer (120 to 150 day) -- or shorter

-------------------

     /62/ Our Supreme Court has recognized that a board may properly conclude that "all shareholders not alike," and that "distinctions among types of shareholders are neither inappropriate nor irrelevant for a board of directors to make, e.g., distinctions between long-term shareholders and short-term profit takers, such as arbitragers, and their stockholding objectives." Unitrin, 651
                                                                 -------
A.2d at 1386; Unocal, 493 A.2d at 955-56; Ivanhoe Partners v. Newmont Mining
              ------                      ----------------------------------
Corp., Del. Supr., 535 A.2d 1334, 1341-42(1987).
-----

     /63/ See infra note 70.
          ---------

(30 day)--delay interval./64/ In the end, the board selected 90 to 100 days because that period corresponded to the mandated delay period in Quickturn's pre-existing "advance notice" by-law, which requires (inter alia) that
                                                      ----------
stockholders who seek to nominate directors at an annual or special meeting must, at least 90 days in advance of the meeting, inform the corporation of that fact and submit specified information about the stockholder-nominated slate./65/ That alignment of those two by-laws was reasonable, in my view, on two grounds.

     First, the purpose of the advance notice by-law is to give the corporation
     -----
at least 90 days' prior notice of any impending proxy contest, together with information about the proposed opposition slate, in advance of any annual or special meeting called by the board. The By-Law Amendment furthered that purpose. Section 2.3 as originally drafted, stood as an apparent exception to that

-----------------

     /64/ See DXl6 at 8; Trial Tr. at 422, 857; Alberding Dep. at 72, Antle Dep. at 123-24, Hasler Dep. at 16-17, and Kissner Dep. at 12 and 209.

     /65/ Article II, (S)2.5 of Quickturn's by-laws states in relevant part that:

          To be timely, such stockholders' notice must be delivered to or mailed and received by the secretary of the Corporation not less than 90 days prior to the meeting; provided, however, that in the event that not less than 100 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or the public disclosure was made....

90 day advance notice requirement in cases where a special meeting is called by stockholders representing 10% of the voting shares. That is because the original
(S)2.3 permitted shareholders to call a special meeting "at any time," which arguably allowed a special stockholders meeting to be called on less than 90 days' notice. In that event it would be impossible for the dissident shareholders to comply with the advance notice by-law.

     The By-Law Amendment eliminated that apparent exception by mandating a 90 to 100 day delay period for shareholder-requested special meetings to elect directors. That judgment was reasonable, because the need for advance notice and information in the case of a contested election of directors called by shareholders under (S)2.3, and the need for such notice and information in cases covered by the advance notice by-law ((S)2.5), is the same./66/ By creating a delay period in (S)2.3 that is essentially identical to the advance notice period prescribed by (S)2.5, the board ensured that shareholders requesting a special meeting under (S)2.3 would have sufficient time to comply with the advance notice requirement./67/

-----------------

     /66/ The board could reasonably conclude that it made no sense to require 90 to 100 days advance notice of a proxy contest for all shareholders meetings, except special meetings requested by shareholders who would likely be the very persons initiating the proxy contest.

     /67/ For these reasons, I find no merit to the claim that the board was misinformed or uninformed, when it amended the By-Law. The plaintiffs have failed to establish that the board violated its fiduciary duty of care in adopting the By-Law Amendment.

     Second, advance notice by-laws mandating a 90 day minimum period of advance
     ------
notice, are commonplace. Daniel Burch, one of Mentor's proxy solicitors and an expert witness at the trial, so testified,/68/ as did Professor Bernard Black, a trial expert witness for the defense. Professor Black testified that a 1998 study by the Investor Responsibility Research Corporation revealed that of 1922 large publicly traded companies, 880 (46%) have some form of advance notice by-law. Of those by-laws, the most common notice period (adopted by 335 companies) is 50 to 70 days, and the second most common notice period (adopted by 223 companies) is 75 to 100 days./69/ That evidence is uncontroverted.

     The plaintiffs do not challenge the reasonableness of the 90 to 100 day minimum notice requirement of Quickturn's advance notice by law, nor does the record disclose any basis to conclude that that minimum advance notice requirement is unreasonable. By parity of reasoning, it therefore follows that the 90 to 100 day provision of the By-Law Amendment falls within a range of reasonable responses to the threat perceived by the Quickturn board.

     Because the board's adoption of the By-Law Amendment did not violate the

-----------------

     /68/ Trial Tr. at 274-75.

     /69/ Trial Tr. at 649-50; DX287 at 14-15 (Black Report). Professor Black also testified that some of the corporations covered in that study had longer minimum advance notice periods, and a significant number had shorter time periods. Trial Tr. at 650.

fiduciary principles embodied in Unocal,/70/ that Amendment will be upheld, and
                                 ------
the challenges to it, rejected.

     The remaining issue, which the Court now addresses, concerns the validity of the DRP.

                  IV. ANALYSIS OF THE DELAYED REDEMPTION PLAN
                      ---------------------------------------

A. INTRODUCTION

     At the time Mentor commenced its bid, Quickturn had in place a Rights Plan that contained a so-called "dead hand" provision. That provision had a limited "continuing director" feature that became operative only if an insurgent that owned more than 15% Of Quickturn's common stock successfully waged a proxy contest to replace a majority of the board. In that event, only the "continuing directors" (those directors in office at the time the poison pill was

-----------------

     /70/ This conclusion should not be regarded as a pronouncement that a by-law mandated 90 to 100 delay interval between the request for and the holding of a shareholder-initiated special meeting is invariably reasonable as a matter of law. The Court's validation of the Quickturn By-Law Amendment is fact specific to this case and should not be read as a rule of broad general application. Conceivably a 90 to 100 day delay might not be found reasonable in other circumstances. The legal vulnerability of a mandated delay of the kind presented here tends to increase in proportion to the length of the delay. Without reference to a specific fact pattern, however, it is impossible to draw a line that categorically separates mandatory delay periods which have a basis in reason, from those that so manifestly burden or impede the election process that they can only be characterized as intended to entrench the incumbent board. Accordingly, attorneys who represent corporate boards would best serve their clients well by counseling caution and restraint in this area, rather than seeking continually to push the time-delay envelope outwards to test its fiduciary duty limits.

adopted) could redeem the rights.

     During the same August 21, 1998 meeting at which it amended the special meeting by-law, the Quickturn board also amended the Rights Plan to eliminate its "continuing director" feature, and to substitute a "no hand" or "delayed redemption" rights plan. The DRP provides that, if a majority of the directors are replaced by stockholder action, the newly elected board cannot redeem the rights for six months if the purpose or effect of the redemption would be to facilitate a transaction with an "Interested Person."/71/ It is undisputed that the DRP would prevent Mentor's slate, if elected as the new board majority, from redeeming the Rights Plan for six months following their election, because a redemption would be "reasonably likely to have the purpose or effect of facilitating a Transaction" with Mentor, a party that "directly or indirectly proposed, nominated or financially

-----------------

     /71/ The "slow hand" or DRP feature is found in a new Section 23(b) of the Rights Plan, which states:

          (b) Notwithstanding the provisions of Section 23(a), in the event that a majority of the Board of Directors of the Company is elected by stockholder action at an annual or special meeting of stockholders, then until the 180th day following the effectiveness of such election (including any postponement or adjournment thereof), the Rights shall not be redeemed if such redemption is reasonably likely to have the purpose or effect of facilitating a Transaction with an Interested Person.

PX68 at 5. Substantially similar provisions were added to Sections 24 ("Exchange") and 27 ("Supplements and Amendments") of the Rights Plan.

supported" the election of the new board.

     The plaintiffs attack the DRP on three separate grounds. First, they claim the DRP violated the board's fiduciary duties to Quickturn and its stockholders by purposefully interfering with the Quickturn shareholders' right to elect a board of their choice, without compelling justification, in derogation of the principles articulated in Blasius. Plaintiffs argue that the DRP will coerce
                          -------
those Quickturn stockholders who favor the Mentor offer either to vote for the incumbent board or to abstain from voting altogether, because only the incumbent board would be empowered immediately to consummate a transaction with Mentor./72/ Mentor asserts that the defendants have not shown a compelling justification for adopting a DRP that so distorts and impedes the shareholders' franchise.

     Second, the plaintiffs claim that the DRP was a disproportionate response to any threat reasonably perceived by the Mentor bid and, therefore, violated the fiduciary principles articulated in Unocal and Unitrin. The plaintiffs
                                        ------     -------
contend, specifically, that the Quickturn board has failed to establish that (i) the Mentor offer and proxy contest constituted a legally cognizable threat, (ii) the DRP is not coercive or preclusive, and that (iii) the DRP falls within a range of reasonable

-----------------

     /72/ Mentor's Blasius arguments are based upon the combined effects of the
                   -------
DRP and the By-Law Amendment. Mentor contends that the two defensive measures create a minimum eleven month delay that will ensure to a near certainty that Mentor will lose the election.

potential responses to Mentor's hostile takeover efforts.

     Third, the plaintiffs claim that the DRP is invalid as a matter of statutory law. Relying upon Toll Brothers, the plaintiffs argue that the DRP,
                            -------------
like the "dead hand" poison pill challenged there, will impermissibly deprive any newly elected board of its core authority to manage the corporation under 8 Del. C. (S) 141 (a). That is because (plaintiffs urge) the DRP would prevent the
------
new board from redeeming the pill to facilitate a transaction that would serve the stockholders' best interests, even under circumstances where the board would be constrained to do so because of their fiduciary duty.

     The Court concludes that, in adopting the DRP, the Quickturn board, even though motivated by a good faith belief that their actions were in the company's best interests, nonetheless transgressed their fiduciary duties under Unocal and
                                                                      ------
Unitrin. Because the Court decides the validity of the DRP on that basis, it
-------
does not reach the plaintiffs' Blasius and statutory claims./73/
                               -------

-----------------

     /73/ The Court acknowledges that a disposition of this issue on fiduciary, rather than upon statutory, grounds may appear counterintuitive. In this case, however, the statutory argument -- which appears as the last in the sequence of arguments in Mentor's brief, and went virtually unanswered in the defendants' briefs -- was not adequately developed by the parties. Because the briefing focused almost entirely upon the fiduciary claims, the Court rests its DRP ruling on those grounds as well. See infra, note 105.
                                 ---------

B.  ANALYSIS OF THE DRP UNDER UNOCAL/UNITRIN
                              --------------

     Decisions made by a board of directors are normally subject to the business judgment form of review, which is a "presumption that in making a business decision, the directors of a corporation acted on an informed basis, in good faith and in the honest belief that the action was taken in the best interest of the Company."/74/ Under that form of review, the burden to rebut that presumption rests on the party that challenges the board's decision, and a court will not substitute its judgment for that of the board if the decision is attributable to a "rational business purpose."/75/

     But where a board of a Delaware corporation takes action to resist or defend against a hostile bid for control, the review standard is quite different. In that case the target company board's defensive actions are subjected to "enhanced" judicial scrutiny, because of the "omnipresent specter" that the board may be acting in its own interests rather than the interests of the corporation or its unaffiliated stockholders./76/ For a target board's actions to be entitled to business judgment rule protection, the target board must first establish that (i) it had reasonable

-----------------

     /74/ Unitrin, 651 A.2d at 1373 (quoting Aronson v. Lewis, 473 A.2d 805, 812
          -------                            ----------------
(1984)).

     /75/ Id. (citing Sinclair Oil Corp. v. Levien, Del. Supr., 280 A.2d
          --          ----------------------------
717,720 (1971)).

     /76/ Id. (quoting Unocal, 493 A.2d at 954).
          --           ------
grounds to believe that the hostile bid constituted a threat to corporate policy and effectiveness, and (ii) that the defensive measures adopted were "proportionate," that is, reasonable in relation to the threat that the board reasonably perceived./77/ The DRP is reviewed under that standard.

     1. THE REASONABLY PERCEIVED THREAT
        -------------------------------

     The parties first dispute whether the Quickturn board has established the existence of a legally cognizable threat. On that issue, the board may satisfy its burden by showing that it conducted a reasonable investigation and took defensive action in good faith. That proof is enhanced if a majority of the board that approved the defensive measures were outside independent directors./78/ Although Mentor contends that its offer did not pose a legally cognizable threat, I conclude otherwise, for the reasons that follow.

                          A. THE NATURE OF THE THREAT

     A major point of contention (and confusion) concerns what precisely the Quickturn board perceived to be threat posed by Mentor's hostile bid. Our Supreme Court has recognized that three categories of threats normally arise in the

-----------------

     /77/ Unocal, 493 A.2d at 955; See also Unitrin, 651 A.2d at 1372 (1995);
          ------                   ----------------
Paramount Communications, Inc. v. Time Inc., Del. Supr., 571 A.2d 1140,
-------------------------------------------
1152 (1990) ("Time").
              ----

     /78/ Unitrin, 651 A.2d at 1375; Unocal, 493 A.2d at 955.
          -------                    ------
corporate takeover context:

               (i) opportunity loss...[where] a hostile offer might deprive
                   ----------------
          target shareholders of the opportunity to select a superior alternative offered by target management [or, we would add, offered by another bidder]; (ii) structural coercion,...the risk that disparate
                                -------------------
          treatment of non-tendering shareholders might distort shareholders' tender decisions; and...(iii) substantive coercion,...the risk that
                                        --------------------
          shareholders will mistakenly accept an underpriced offer because they disbelieve management's representations of intrinsic value./79/

     Mentor contends that because its combined tender offer and proxy contest does not fit into any of these three categories, they cannot constitute a legally cognizable threat that would justify defensive board action. I disagree. Although concededly the defendants' presentation on this issue is diffuse and at times even confusing,/80/ the record fairly establishes that the threat amounted to substantive

-----------------

     /79/ Unitrin, 651 A.2d at 1384; see also Ronald J. Gilson & Reinier
          -------                    --------
Kraakman, Delaware's Intermediate Standard for Defensive Tactics: Is There
          ----------------------------------------------------------------
Substance to Proportionality Review?, 44 Bus. Law. 247,267 (1989).
------------------------------------

     /80/ The defendants' post-trial briefs do not articulate the DRP-related threat in a comprehensive, consistent way. Instead they splinter the threat into its various elements, emphasizing some elements in one brief (or portions thereof) and highlighting others in later briefs. The resulting impression is kaleidoscopic -- of constantly shifting interpretations that obfuscate rather than clarify the analysis. For example, the August 21, 1998 board minutes recite that the board concluded that Mentor's offer was:

     inadequate and not in the best interests of the Company's stockholders, that the Offer does not fully reflect the long-term value of the Company, and that the stockholder's interests would be better served by the Company continuing to pursue its business plan. DX16 at 4.

coercion.

     Despite the defendants' diverse characterizations of the threat, the evidence, viewed as a whole, shows that the perceived threat that led the Quickturn board to adopt the DRP, was the concern that Quickturn shareholders might mistakenly, in ignorance of Quickturn's true value, accept Mentor's inadequate offer, and elect a new board that would prematurely sell the company before the new board could

-----------------

The August 21 minutes then go on to enumerate eight separate factors (including in one case eleven sub-factors) which led the board to that conclusion. DX16 at 4-6.

     Then, in their opening post trial brief, defendants characterize the threat that warranted adopting the DRP somewhat differently:

     the board was concerned that Mentor's inadequate offer had been carefully orchestrated to allow Mentor to acquire Quickturn at a time when Quickturn's stock price was artificially low and before the benefits of Quickturn's new products, a rebound in the Asian market and patent litigation with Mentor could be realized.

Defendants' Opening Post Trial Brief at 43.

     Next, in their post trial reply brief, defendants identify four perceived
                                                                ----
DRP-related threats: (i) the threat resulting from the opportunistic timing of Mentor's bid; (ii) the threat resulting from the inadequate Mentor tender offer;
(iii) the threat resulting from Mentor's effort to end Quickturn's corporate strategy and policy of leveraging its patent portfolio and avoid patent damages; and (iv) the threat to Quickturn's employees in the event of a Mentor takeover. Defendants' Post Trial Reply Brief at 20-23.

     Finally, (and apart from the briefs) the Quickturn directors' testified that the DRP-related threat was that any newly elected board would prematurely sell the company without full knowledge of Quickturn's true value and before Quickturn shareholders could consider other options. The board believed that "a new board" would need some time to "get to know the company, the industry, [and] the market potential of then new products that are just coming on stream, before trying to make a decision as to the fair value of the company." See Hasler Dep.
                                                                ---
29-30.

adequately inform itself of Quickturn's fair value and before the shareholders could consider other options./81/ In so finding, I reject the effort by Quickturn's attorneys to characterize the threat differently in their briefs as follows:

     Mentor's nominees...would immediately seek to close a deal with Mentor, at
     --------                                                   -----------
     a time when Quickturn's stock price was artificially low and before the benefits of Quickturn's new products, rebounding Asian Market and patent litigation with Mentor could be realized. Mentor's action also created the threat that its nominees, if elected, would enter into an immediate deal with Mentor without understanding and/or caring about the potential
     -----------
     benefits to Quickturn stockholders./82/


                       b. THE PLAINTIFFS' COUNTERARGUMENTS

     In their briefs the plaintiffs advance several factual arguments designed to underscore the absence of evidence supporting a legally cognizable threat. I have considered all those arguments and conclude that they are not supported by the

-----------------

     /81/ The August 21 board minutes establish that the board found that Mentor's $12.125 per share offering price was inadequate. In arriving at this conclusion, the board considered the financial analyses performed by H&Q, as well as: (i) Quickturn's market and the potential for growth in that market;
(ii) the strength of Quickturn's patent portfolio, and the unique position of Quickturn in the market as a result of that position; (iii) the ongoing patent litigation with Mentor; (iv) the potential strength of Quickturn's new products (most notably, the Mercury product); (v) the market in Asia, and the belief that Quickturn would again see sales growth there; and (vi) the effect, on Quickturn's employees and customers, of a combination of the two companies in a hostile takeover. (DX16). The directors were also concerned that a new board might, without adequate knowledge of the true value of the company or before shareholders could consider other options, prematurely sell the company for an inadequate price. Hasler Dep. at 29-30.

     /82/ Defendants' Opening Post Trial Brief at 3 (emphasis added).

weight of credible evidence. To avoid overburdening an already lengthy opinion, I confine myself to the plaintiffs' three principal arguments.


             (i)  THE BOARD'S DISINTERESTEDNESS
                  -----------------------------

     The plaintiffs first contend that the board did not consider Mentor's offer in good faith, because the entire board had a conflict of interest. The record shows otherwise. Only Mr. Lobo, Quickturn's President and CEO, was an "inside" director with a financial interest to protect. The remaining directors were outside, independent directors, i.e., were not employees or members of
                                ----
management,/83/ or in any significant way financially beholden to Lobo or Quickturn.

             (ii) SHAREHOLDER IGNORANCE OF QUICKTURN'S VALUE
                  ------------------------------------------

     Plaintiffs next argue that while there is some evidence that Quickturn's directors were concerned that a newly elected board would sell the company
---------
precipitately and in ignorance of Quickturn's true value, there is no evidence that Quickturn's shareholders would be similarly uninformed and as a result,
                 ------------
endorse an underpriced offer and by proxy vote to transfer control of the company to Mentor.

     Although the record does not contain testimony specifically articulating that

-----------------

     /83/ See Grobow v. Perot, Del. Supr., 539 A.2d 180, 184, n.1 (1988);
          -------------------
Aronson, 473 A.2d at 816.
-------
concern, clearly that was implicit in the board's skepticism about the timing of the Mentor takeover bid. The board recognized that Mentor's offer and related actions were timed to strike at Quickturn while its stock price was at a temporary low and before Quickturn's new products, a rebound in Asia, and the patent litigation could favorably impact Quickturn's earnings and its stock price. The board, aided by the advice of Quickturn's management and financial advisors, had sufficient opportunity to evaluate these favorable prospects and consider their potential impact, before concluding that Quickturn's then-current market price (and Mentor's offer) did not reflect the company's intrinsic worth. Because the shareholders as a group did not have a similar foundation of knowledge or opportunity for reflection, there is a basis in the record for the board to have regarded the risk of shareholder ignorance of Quickturn's intrinsic value as an element of the threat posed by Mentor's hostile bid.

          (iii) THE INADEQUACY OF MENTOR'S OFFER
                --------------------------------

     Mentor's third counterargument is that there is insufficient evidence to support the board's conclusion that Mentor's offer was inadequate in relation to Quickturn's intrinsic value. Plaintiffs point out that H&Q's valuation of Quickturn was based upon management's projections of future earnings which, plaintiffs say, were unrealistically aggressive, contrary to historical experience, and manufactured to justify a conclusion the board had already reached.

     At trial the bona fides of the projections were hotly contested and the
                  ----------
subject of considerable exploration. The evidentiary conflict on that issue persuades me that reasonable men could differ about whether the projections were (or were not) unduly optimistic. Having heard Quickturn's witnesses and considered their credibility on this issue, I cannot conclude (as plaintiffs insist) that the projections were phony or so unrealistic that they could not have been arrived at with due care or in good faith. The board did consider and question management about their projections, and in the end the board was satisfied that those projections were sufficient as a basis to test the adequacy of Mentor's offer. I find as fact that the projections represented a reasonable and good faith effort by the board to estimate the company's near term future performance.

     2. PROPORTIONALITY
        ---------------

     Having concluded that the board reasonably perceived a cognizable threat, the issue then becomes whether the board's response -- the DRP -- was reasonable in relation to that threat. In assessing a challenge to defensive measures taken by a target board in response to an attempted hostile takeover, this Court must evaluate the board's justification for each contested defensive measure and its concomitant results./84/ The board's power to respond is not absolute. A board "'does not have unbridled discretion to defeat any perceived threat by any Draconian means available.'"/85/ Accordingly, our law requires that Quickturn's board establish that the DRP was proportional to the threat posed by Mentor's offer./86/ For the reasons next discussed, the Court concludes that the DRP was disproportionate, because although the DRP is neither coercive nor preclusive in these particular circumstances, it does fall outside the range of reasonable responses to Mentor's hostile bid.

                 a. WHETHER THE DRP IS COERCIVE AND PRECLUSIVE

     The issues under this heading are: (i) is the DRP coercive because it will improperly influence the shareholder vote, and (ii) is the DRP preclusive because it would unduly delay, and thereby ultimately prevent, the consummation of Mentor's offer if Mentor's nominees successfully acquire control of the board in the proxy contest? In the Court's view, the answer to both questions is no.

     Mentor claims that the DRP is impermissibly coercive because it will induce a significant percentage of Quickturn's stockholders who favor a sale of

-----------------

     /84/ Unitrin, 651 A.2d at 1387.
          -------

     /85/ Id. at 1387 (quoting Unocal, 493 A.2d at 955).
          --                   ------

     /86/ Unitrin, 651 A.2d at 1388.
          -------

Quickturn to Mentor to abstain from voting or vote for the incumbent Quickturn board./87/ The argument is that because the DRP would prevent the new board from immediately delivering the premium price offered by Mentor, a substantial percentage of stockholders will vote, contrary to their preference, to maintain in office the only board that would be empowered to conclude an immediate, value maximizing transaction./88/ The percentage of votes "coerced" in this manner, plaintiffs argue, would be enough to assure Mentor's defeat in the proxy contest. For support, the plaintiffs rely upon the testimony of Daniel Burch, one of Mentor's proxy solicitors, that "ten to twenty percent of the outstanding stock will vote for management who would otherwise, given a free choice...have voted for Mentor."/89/ Plaintiffs also rely upon the testimony of Christopher Varelas, one of Mentor's investment bankers, to the same effect./90/

     Mentor goes on to argue that the coercion caused by the DRP is impermissible because the Delaware decisions that have upheld rights plans have grounded their validity determination upon the stockholders' ultimate right to vote

-----------------

     /87/ Mentor bases this argument on Toll Brothers, supra, and Bank of New
                                        -------------  -----      -----------
York Co. v. Irving Bank Corp., N.Y. Supr., 528 N.Y.S.2d 482, 484 (1988).
-----------------------------

     /88/ Plaintiffs' Post Trial Reply Brief at 20.

     /89/ Trial Tr. at 233-34; see also Trial Tr. at 202, 204, 227-28, 264; PX
                               --------
81 at 6-7.

     /90/ Trial Tr. at 293-95.

out incumbent directors who have deployed the pill to oppose a hostile acquisition bid, and replace those incumbents with directors willing to dismantle the pill immediately to facilitate the bid./91/ It is argued that by
                   -----------
preventing a new board from immediately redeeming the rights to facilitate the Mentor offer, the DRP forecloses this option.

     The plaintiffs also contend that the DRP is preclusive because it burdens the acquisition process by preventing any newly elected board from concluding a transaction with Mentor for six months. Given the uncertainties of the financial markets and the economy as a whole, plaintiffs argue that a delay of that magnitude virtually guarantees that Mentor would withdraw its offer before the six month nonredemption period expires.

     Having considered the evidence presented on these issues, I conclude that the testimony of both sides' experts is plausible in a purely theoretical sense. I also conclude that in different circumstances a delayed redemption provision of the kind at issue here might have the coercive or preclusive effects that Messrs. Burch and Varelas ascribe to it. In these unique circumstances, however, I remain unpersuaded that the Quickturn DRP will operate in a manner that is coercive or

-----------------

     /91/ See Toll Brothers, supra note 3, at 32; Unitrin, 651 A.2d at 1383;
          -----------------  -----                -------
Unocal, 493 A.2d at 959; Moran, 500 A.2d at 1355; see also Trial Tr. at 202,
------                   -----                    --------
204, 227-28, 264; PX8l at 6-7.

preclusive in this particular case.

     In Davis Acquisition Inc. v. NWA Inc. ("NWA"),/92/ this Court was asked to
        ---------------------------------    ---
considered the alleged coercive and preclusive effects of a delayed redemption provision upon a forthcoming contested election of directors. In NWA, unlike
                                                                  ---
this case, both competing slates were running on a platform to sell the company, but only the incumbent slate could redeem the rights immediately. Former Chancellor Allen was "rather unimpressed that plaintiff's fear that the Delayed Redemption Provision will be a material factor to those NWA stockholders who might otherwise vote for the slate is well grounded."/93/ He observed that had the incumbent board not announced itself willing to consider a value enhancing transaction:

     I would feel more confident that the real issue facing the shareholders is whether they want the company sold now or not. In that context, the issue would have been clearly joined and the Delayed Redemption Provision would have seemed a relatively insignificant cloud."/94/

     That observation -- hypothetical in NWA-- is realistic here, because an
                                         ---
issue Quickturn shareholders must decide is "whether they want the company sold

-----------------

     /92/ De1. Ch., C.A. No. 10761, Allen, C. (Apr. 25, 1989).

     /93/ Id. at 12.
          --

     /94/ Id.
          --
now or not." Once that issue is articulated and joined, any cloud cast by the DRP would seem "relatively insignificant." But even if (as Mentor claims) the DRP would coerce 10 to 20 percent of the voting shares to be cast in favor of the incumbents, Mentor has offered no persuasive evidence that that would guarantee Mentor's defeat in the proxy contest. Moreover, the argument that the DRP is coercive is undercut by a critical development: stockholders representing a majority of Quickturn's shares have now tendered their shares to Mentor./95/ If there is "coercion," it appears to have operated in Mentor's favor. And while the record does not disclose whether Mentor has yet received proxies representing a majority vote in favor of its slate, there is no evidentiary basis to conclude that the same shareholders that tendered their shares to Mentor would, as "contrarians," do an about-face and deny Mentor their proxies.

     Nor am I persuaded, as a factual matter, that the DRP would preclude the consummation of Mentor's offer by guaranteeing its withdrawal before the six month delay period expires. The overwhelming weight of the evidence shows that

-----------------

     /95/ The parties agree that the court may take judicial notice of Amendment Nos. 19 and 23 to Mentor's Schedule 14D-1, wherein Mentor announced in public filings with the S.E.C. that it had received tenders of Quickturn which, together with the shares Mentor already owns, represent over 51% of Mentor's voting shares. See In Re Santa Fe Pacific Shareholder Litigation, Del. Supr.,
               --- ---------------------------------------------
669 A.2d 59, 69-70 (1995) (citing Kramer v. Time Warner, Inc., 937 F.2d 767, 774
                                  ---------------------------
(3d Cir. 1991)); Southmark Prime Plus, L.P. v. Falzone, 776 F.Supp. 888,
                 -------------------------------------
892-93 (D. Del. 1991).

for Mentor to survive in the emulation business, it must compete in the U.S. market. At present that is legally impossible because of the recent court decisions enforcing Quickturn's patents and enjoining Mentor from selling its Meta products in the United States. To ensure Mentor's ability to grow in the emulation market (and not incur damage liability for patent infringement), Mentor must acquire Quickturn's patents or the power to direct their nonenforcement, which means that Mentor must acquire Quickturn. To achieve that goal, Mentor has obtained a secure financing commitment that is effective for three years -- a period far longer than the six month delay that the DRP will occasion.

     I do not mean to suggest (nor do I adjudicate) that Mentor will not under any circumstances withdraw its offer before July 1999. Mentor is the master of its offer, and could withdraw it at any time it chooses, consistent with the terms of that offer. I also agree with the plaintiffs that the additional six month delay in accepting and closing the Mentor offer will tend to increase the risk of its nonconsummation. Despite that, however, Mentor's powerful motivation to acquire Quickturn, and its having secured financing that will be available until approximately July 1999, tend to offset that risk. Another significant risk-offsetting factor is that a newly elected board could, immediately after taking office, cause Quickturn to enter into a legally binding agreement with Mentor to acquire Quickturn in a transaction that would close six months later, in July 1999./96/ Given these unique circumstances, it is far from certain that the six month delay imposed by the DRP will preclude Mentor from acquiring Quickturn if Mentor's nominees become the new board majority.

     Because the DRP is found to be neither coercive nor preclusive in this specific case, the final Unocal/Unitrin inquiry becomes whether the DRP falls
                         --------------
within a "range of reasonableness." For the following reasons, I conclude that it does not.

          b. WHETHER THE DRP FALLS WITHIN THE RANGE OF REASONABLENESS

     To conduct a "proportionality" analysis of the DRP, the Court must first resolve a threshold issue: what was the board's rationale for adopting the DRP as a response to the perceived threat? To say it differently, why did the board believe that the DRP was a reasonable response to the threat that a newly elected board would sell Quickturn for an inadequate price without properly informing itself of Quickturn's intrinsic value? That issue arises because the directors' testimony supports one rationale for adopting the DRP, while their attorneys' characterization of that testimony in their briefs points to another.

-----------------

     /96/ The Court also notes that while Mentor has suggested in its briefs that the delay will guarantee the withdrawal of its offer, it has not represented unequivocally that if the DRP is upheld Mentor will withdraw its offer.

     The record discloses that individual Quickturn board members gave the following justification(s) for the DRP:

          August 21, 1998 Minutes: "[S]uch a provision would give a new board
          -----------------------
          time to become familiar with the Company and its business before the Rights Agreement was redeemed, as well as allowing shareholders to consider alternatives."/97/

          Hasler: To permit "a new board" the time to "get to know the company,
          -------
          the industry, the market potential of the new products that are just coming on stream, before trying to make a decision as to the fair value of the company."/98/

          D'Amour: "[A]ny board making a decision on the rights agreement should
          -------
          have plenty of time to understand the business and decide on its value..."/99/

          Antle: "[A] new board" needs "time to evaluate what should be done
          -----
          with the company."/100/

          Kissner: "[A] subsequent board...need[s] some time to begin to
          -------
          understand the business before they had to act one way or another on something." "My understanding is that there's nothing specific [in the DRP] to Mentor."/101/

          Alberding: "The new board" should "reflect on the acquired company,
          ---------
          its values, its assets, its future possibilities as seen from the

-----------------

          /97/ DX16 at 9.

          /98/ Hasler Dep. at 29-30.

          /99/ D'Amour Dep. at 17.

          /100/ Antle Dep. at 134.

          /101/ Kissner Dep. at 211, 213.

     inside versus the outside."

     The directors' testimony sharply contrasts with what their lawyers contend in their briefs was the board's justification for the DRP: to enable Mentor's
                                                                     --------
handpicked nominees to take the time to become informed about Quickturn and its value before redeeming the pill and selling the company to Mentor. This "Mentor-
                                                           ------
exclusive" justification is newly-minted and cannot be squared with the directors' testimony, which is that the DRP was intended to prevent any newly
                                                                    ---
elected board from prematurely selling Quickturn to any acquiror. This is no
                                                    ---
mere semantic quibble because the DRP in fact operates to delay a transaction only with Mentor, but not with a third party-acquiror.
----------------
     Under Unocal, the target company board must shoulder the burden of
           ------
justifying the reasonableness of its defensive response. Given that burden, it is not asking too much to require the directors to articulate their justification for the defensive measure with specificity. The Quickturn board consists of experienced, talented businessmen who are represented by a highly prominent law firm. The directors were fully capable of testifying that the DRP was intended to be Mentor-exclusive if that, in fact, was their intent. They did not so testify, and accordingly the Court must take the directors at their word. As between the directors' actual testimony and their lawyers' revisionist "spin," the former must control.

     The record establishes, and I therefore find, that the board's justification or rationale for adopting the DRP was to force any newly elected
                                                             ---
board (as distinguished from only a Mentor-nominated board) to take sufficient
                                    ----------------
time to become familiar with Quickturn and its value, and to provide shareholders the opportunity to consider alternatives, before selling Quickturn to any acquiror.
   ---

     Unfortunately, that justification renders the DRP a disproportionate response, because the justification is at war with how the DRP, as adopted by the board, would actually operate. The DRP does not create a six month pill redemption delay in all cases where a newly elected, Mentor-nominated board seeks to sell the company to any bidder. It creates such a delay only if a newly elected board seeks to sell Quickturn to an "Interested Person," which in this case is Mentor. It is undisputed that under the terms of the DRP, a new board could sell the company to anyone other than Mentor on its very first day in office, or at any time during the six month nonredemption period.

     An example of the inconsistency between the theory (the directors' justification for the DRP) and the reality (how the DRP would actually operate) makes the point. Suppose that the day after the new Mentor-nominated board takes office, a third party makes a $14 per share offer, which tops Mentor's $12.125 bid. An auction then ensues. Mentor decides to increase its offer to $15, and becomes the high bidder. Under the DRP, the new board could redeem the pill and accept the $14 bid immediately, but could not accept Mentor's $15 bid for six months. There is no evidence that when it decided to adopt that defensive measure the board considered that the DRP could operate in this way. Because the operative terms of the DRP cannot be reconciled with the directors' stated justification for adopting it, the board has not carried its burden of demonstrating that the DRP is reasonable in relation to the perceived threat.

     The defendants have also failed to carry their burden because they are unable to articulate a cogent reason why a six month delay period is reasonable. The board did discuss alternate time periods,/102/ but it ultimately settled on six months because that period was "reasonable" and the "minimum" time a newly elected board would need to become sufficiently informed about Quickturn,/103/

-----------------

     /102/ See Kissner Dep. at 210 (noting that the board had a "fairly
           ---
open...discussion about a lot of different options in terms of time period."); but see Hasler Dep. at 33-34 (recalling an "extensive discussion" on the time
-------
period issue that did not include "specific alternative periods."). Apparently, the board members received only legal advice on this issue. See Hasler Dep. at
                                                            ---
34.

     /103/ See e.g., Alberding Dep. at 78, 81 ("[S]ix months seemed to be a
           --------
reasonable number of months"); Antle Dep. at 134 ("We felt that six months was a minimum amount of time that any board would need."); D'Amour Dep. at 18 (noting that "six months would be a minimum" and "appropriate period of time"); Lam
Dep. at 118-19 (noting that six months "was not unreasonable"); Hassler Dep. at 30 (six months is "a reasonable period of time").

     The board's stated justification for the six month delayed redemption period is also inconsistent with the fact that on their first day in office as directors, Messrs. Hasler and Kissner had no difficulty deciding that the employees' stock options should be repriced at $7.43; and based upon their own experience as to how long they, as directors, needed to learn about the company./104/

     Undoubtedly a board is entitled to rely upon its experience when making a business decision, but when the decision is of a kind that is subject to enhanced judicial scrutiny, the board must articulate a reason more specific and nonconclusory than a statement such as "six months was reasonable." When it amended the By-Law to impose a 90 to 100 day delay period the board had an objective basis for doing so. That amendment brought the By-Law into alignment
---------
and congruence with the 90 to 100 day minimum notice period of Quickturn's advance notice by-law. In contrast, for adopting the six month nonredemption period in the DRP, the board has offered no justification that is anchored to any objective fact or criterion.

     Finally, the DRP cannot pass the proportionality test because its articulated purpose -- to give a newly elected board time to inform itself of Quickturn's value -- would already have been achieved by the conclusion of the three month delay period imposed by the By-Law Amendment. The purpose of the Amendment is to

-----------------

only two months later, they were quite capable of concluding, together with Quickturn's other directors, that Mentor's $l2.l25 per share offering price was inadequate.

     /104/ See e.g. D'Amour Dep. at 19 ("personally, it's taken me some years to
           --------
understand [the company], and I'm still learning every day.")

give shareholders 90 to 100 days' time to make an informed decision about which slate to vote for. The DRP would protract the delay by another six months, purportedly to enable the newly elected board to educate itself about Quickturn's value before committing to a sale of the company.

     The problem with this rationale is that the subject matter about which the shareholders would be informing themselves during the By-Law Amendment 90 to 100 day delay period, and the subject about which a new board would be informing itself during the six month DRP nonredemption period, is the same: should the company be sold and, if so, when and at what price? If three months is an adequate time for shareholders to become informed, why should a new board require six months? More fundamentally, why would the Mentor director nonimees be unable to inform themselves on that issue (as the Quickturn shareholders must) during the three month period imposed by the Amended By-Law? There is no evidence that the board considered this issue, and the defendants offer no answers to these questions. The conclusion that must be drawn is that the board has failed to show why the additional six month delay imposed by the DRP is necessary to achieve the board's stated purpose for its adoption.

     For these reasons the DRP cannot survive scrutiny under Unocal and must
                                                             ------
be declared invalid./105/

                                 V. CONCLUSION
                                    ----------

     For the reasons set forth in this Opinion, the Court will enter an order granting final judgment in favor of the plaintiffs and against the defendants with respect to the plaintiffs' claim that the DRP is invalid; and in favor of the defendants and against the plaintiffs with respect to the plaintiffs' claim that the

-----------------

     /105/ By way of postscript, this Court is mindful that higher level issues lurk behind the factual shadows of this dispute, issues that are not addressed in this Opinion. In this ever-changing area of the law where there is a potential (and, perhaps, also the need) to afford guidance to the corporate bar in the form of bright-line standards, for a Court to adjudicate the validity of a innovative takeover defense on the basis of equitable and fiduciary principles that by their nature are highly fact specific and particularized, is admittedly unsatisfying. That there are underlying policy issues is inevitable, given the tension between the directors' acknowledged authority to manage the affairs of the corporation, and the shareholders' independent right and authority to choose the corporation's ultimate destiny, whether by approving or disapproving a fundamental transaction or by electing a new board committed to a direction the shareholders think desirable. In a contest for corporate control where the incumbent board adopts a poison pill and an insurgent slate of board candidates vow to redeem it, should the target company shareholders have the final word on whether or not the pill should be redeemed? To express the question in fiduciary terms, should a proxy contest in this setting be viewed as a referendum on whether the company should be sold, and if so, should the board of directors be allowed to delay the effect of that referendum? To pose the issue in statutory terms, should a delayed redemption provision be found invalid under 8 Del. C.
                                                                           --
(S) 141(a) because it temporarily deprives a newly elected insurgent board of a portion of its core authority that the board arguably may need (or have a fiduciary duty) to exercise during the period of deprivation? In the context of this specific case, if Quickturn's shareholders cast their vote for Mentor by voting to install Mentor's nominees, should that shareholder vote terminate the incumbent board's power to delay the redemption of a pill?

     To craft a principle, or "bright line" test, that will readily enable a court to determine the validity of a limited duration "no hand" poison pill, would require a court to address issues of this kind. This Opinion does not meet that challenge, in part because the briefs, though skillfully drafted, did not raise or develop these issues. Hopefully, future cases will provide the occasion to develop that jurisprudence.

By-Law Amendment is invalid. Counsel shall promptly confer and submit an appropriate form of implementing order.

                                      69